Exhibit 8.1

A-Power Energy Generations Systems, Ltd.
List of Subsidiaries as of March 31, 2010

Company Name	Jurisdiction of Incorporation	Parent Company	Equity Interest

Head Dragon Holdings Limited	Hong Kong	A-Power Energy Generations Systems, Ltd.	100%
Easy Flow Limited	Hong Kong	A-Power Energy Generations Systems, Ltd	100%
Liaoning GaoKe Energy Group Company Limited	People’s Republic of China (“PRC”)	Head Dragon Holdings Limited	100%
Shenyang (Ruixiang) Lucky Wind Power Equipments Co., Ltd.	PRC	Easy Flow Limited	100%
Shenyang (Jinxiang) Gold Luck Electric Power Equipment Co., Ltd.	PRC	Easy Flow Limited	80%
Liaoning GaoKe (High-Tech) Energy Saving and Thermoelectricity Design Research Institute	PRC	Liaoning GaoKe Energy Group Company Limited	51%
Liaoning International Construction and Engineering Group Limited	PRC	Liaoning GaoKe Energy Group Company Limited	90%
Shoulong Energy Co., Ltd.	Thailand	Liaoning GaoKe Energy Group Company Limited	100%
Shenyang Power Group Ltd.	PRC	Liaoning GaoKe Energy Group Company Limited	59%
EVATECH Co., Ltd.	Japan	Liaoning GaoKe Energy Group Company Limited	100%
Shenyang Longxiang Wind Power Technologies Limited	PRC	Shenyang (Ruixiang) Lucky Wind Power Equipments Co., Ltd.	100%
Shenyang Yixiang Wind Power Equipment Limited	PRC	Shenyang (Ruixiang) Lucky Wind Power Equipments Co., Ltd.	100%
Texas A Wind LLC	United States	Shenyang Power Group Ltd.	49%
GE Drivetrain Technologies (Shenyang) Co. Ltd.	PRC	Shenyang Yixiang Wind Power Equipment Limited	25%